Exhibit 99.2
Immediate Release
Contact
Mary Brevard
248/754-0881
BORGWARNER APPOINTS DENNIS CUNEO TO BOARD OF DIRECTORS
Auburn Hills, Michigan, February 11, 2009 – BorgWarner (NYSE: BWA) announced today that Dennis C. Cuneo has been named to its board of directors. Mr. Cuneo was formerly senior vice president of Toyota Motor North America and is counsel with the Washington DC law firm of Arent Fox LLC. Mr. Cuneo, 59, fills a vacancy on the company’s board due to a director retirement in 2008.
     “Dennis Cuneo brings a strong automotive manufacturing and global business background to our board of directors,” said Timothy M. Manganello, Chairman and CEO. “His extensive experience will benefit us as we continue to grow worldwide and diversify our customer base.”
     Mr. Cuneo’s Toyota career spanned nearly 25 years. As one of Toyota’s earliest manufacturing executives, he was instrumental in the launch of Toyota’s North American manufacturing operations and helped make the company one of the country’s leading vehicle manufacturers. As senior vice president of Toyota’s North American holding company, he was responsible for accounting, administration, corporate communications, industry & government affairs, legal affairs, research & planning, and the Latin American research & customer service group. He also served as the company’s chief environmental officer and corporate secretary.
     Prior to joining Toyota, Mr. Cuneo was a trial attorney in the Antitrust Division of the U.S. Department of Justice and then a senior associate at Arent Fox in Washington DC. He holds a BS degree from Gannon University, an MBA from Kent State University and a JD degree from Loyola University (New Orleans). He was also awarded an honorary doctorate from Rose Hulman Institute of Technology. Mr. Cuneo was previously Chair of the Cincinnati Branch of the Federal Reserve, and held gubernatorial appointments in California, Kentucky, and Mississippi. He is currently a board member of Loyola University, Kettering University, the Toyota Technological Institute at Chicago, the Visiting Committee of the Physical Sciences Division of the University of Chicago, AK Steel Corporation, and the National Stock Exchange.
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     Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. The FORTUNE 500 company operates manufacturing and technical facilities in 60 locations in 18 countries. Customers include VW/Audi, Ford, Toyota, Renault/Nissan, General Motors, Hyundai/Kia, Daimler, Chrysler, Fiat, BMW, Honda, John Deere, PSA, and MAN. The Internet address for BorgWarner is: http://www.borgwarner.com.
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